Exhibit 23.7

Consent of Raymond James

Raymond James consents to the inclusion and description of our opinion letter dated February 22. 2005 to the Board of Directors of Accredo Health, Inc. included as Annex B to the Proxy Statement-Prospectus which forms the Registration Statement on Form S-4 of Medco Health Solutions, Inc. and the references to our firm in such Proxy Statement-Prospectus under the headings “Summary—Raymond James & Associates, Inc. Has Provided an Opinion to the Accredo Board of Directors,” “The Merger—Background on the Merger,” “The Merger—Accredo’s Reason for the Merger,” and “The Merger— Opinion of Accredo’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

RAYMOND JAMES & ASSOCIATES, INC.

March 23, 2005